Pioneer Announces Second Quarter 2014 Results

Fort Lee, NJ, August 7, 2014 / PRNewswire / – Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer” or the “Company”), a manufacturer of specialty electrical transmission and distribution equipment for applications in the utility, industrial and commercial markets, announced its results for the second quarter and year-to-date period ended June 30, 2014.

Second Quarter 2014 Financial Highlights

	Revenue of $21.1 million vs. $22.0 million in Q2 2013
	Gross margin percentage of 19.9% vs. 25.4% in Q2 2013
	Adjusted EBITDA of $1.1 million vs. $2.5 million in Q2 2013
	Non-GAAP diluted EPS of $0.06 vs. $0.24 in Q2 2013
	Record backlog of $32.4 million, up 33% vs. $24.4 million at December 31, 2013

Six Months Ended June 30, 2014 Highlights

	Revenue of $42.0 million vs. $44.5 million during the first six months of 2013
	Gross margin of 21.7% of revenue vs. 23.9% for the same period in the prior year
	Adjusted EBITDA of $2.5 million vs. $4.4 million in the first six months of 2013
	Non-GAAP diluted EPS of $0.16 vs. $0.42 in the comparable prior year period

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, "We finished the first half of the year with a strong quarter of double-digit backlog growth, clearly demonstrating the growing demand for our solutions related to increased investment in the electrical grid and its transmission and distribution infrastructure. Our backlog stands at its highest level in our history, increasing by more than $7 million during the second quarter of 2014 and reaching $32 million, with most of that scheduled to be delivered over the next six months.”

Mr. Mazurek continued, “Our acquisitions and the formation of our corporate selling group over the last 18 months have provided us access to new markets that are generally growing faster than our historical core markets. Since completing these acquisitions, we have made significant follow-on investments in these acquired businesses and our new selling group, adding 25 seasoned professionals to drive future growth,  a rate of hiring that was faster than our original expectations. While this has had the effect of dampening our earnings expectations this year, the benefit is evident in our current order backlog and I am increasingly confident that Pioneer’s core earnings power has been enhanced as a result.”

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Financial Results

Revenue

Total revenue for the period ended June 30, 2014 decreased to $21.1 million, down 4.2%, from $22.0 million during the same period last year. Approximately $1.8 million of the revenue decrease was from lower sales of electrical transformers during the quarter, down 8.5% on a year-over-year basis (or approximately 6% in constant currency), partially offset by a  $0.9 million sales increase from our Critical Power and Pioneer CEP business units, up from $0.5 million of revenue during the three months ended June 30, 2013.

For the six months ended June 30, 2014, consolidated revenue decreased by $2.5 million, or 5.8%, to $42.0 million, from $44.5 million during the six months ended June 30, 2013. The decrease was due to an 11.8% decrease in transformer sales, partially offset by a more than six-fold increase in circuit protection and control equipment sales during the six months ended June 30, 2013.

During the first half of 2014, the decrease in transformer sales was driven by foreign currency translation, together with lower Canadian utility customer spend (partially offset by higher spend from U.S. utility customers) and the comparative effect of there being fewer larger, long lead time projects scheduled for shipment.

Critical Power accounted for almost half of the sales of circuit protection and control equipment during the six months ended June 30, 2014, which consisted mostly of three large projects. Pioneer CEP, which serves electrical distributors with quick-turn, low voltage, manufactured-to-order equipment solutions, doubled its sales on a sequential quarter basis and accounted for the remainder of sales of circuit protection and control equipment during the six months ended June 30, 2014.

Gross Margin

For the second quarter, the gross margin percentage was 19.9% of revenues, as compared to 25.4% during the second quarter of 2013. The gross margin percentage on sales of transformers decreased by 4.5% during the second quarter, driven mostly by lower sales and a less favorable sales mix as compared to the three months ended June 30, 2013, particularly in the liquid-filled product categories. Critical Power, generally the Company’s highest gross profit margin business, accounted for all $0.5 million of circuit protection and control (or CPC) equipment sales during the June 2013 quarter, but only 15%, or $0.2 million of CPC equipment sales during the June 2014 quarter. As a result, Critical Power’s gross margin percentage decreased due to its lower sales volume. The remaining 85% of the CPC equipment sales during the June 2014 quarter were by Pioneer CEP, a business whose products have an inherently lower gross margin percentage than Critical Power solutions. In addition, as evidenced by its sales growth, Pioneer CEP is undergoing a major expansion and is not yet operating at targeted long-term gross profit margin levels.

For the six months ended June 30, 2014, the gross margin percentage was 21.7% of revenues, compared to 23.9% during the six months ended June 30, 2013. The decrease in gross margin was due to several of the factors described above, but was less pronounced than in the three-month period due to a more balanced and favorable sales mix in which our more profitable product categories represented a larger percentage of our revenue.

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Operating Income and Adjusted EBITDA

The decrease in operating income in the second quarter of 2014 was the result of lower overall sales and a decrease in gross profit margin, which was partially offset by a decrease in selling, general and administrative expense. The net decrease in selling, general and administrative expense was driven by the combination of higher expense due to the timing of 2013 acquisitions, offset by lower overall operating expense in the transformer businesses.

The decrease in operating income for the six months ended June 30, 2014 was again the result of lower overall sales and a decrease in gross profit margin, together with a 6% increase in selling, general and administrative expense. The increase in selling, general and administrative expense was driven by $1.0 million of incremental expense due to an additional eight months of operations for the two business acquired in 2013, as well as a net $0.2 million increase in corporate expenses primarily related to the expansion of the corporate selling group. Partially offsetting these increases, selling, general and administrative expense in the transformer businesses were down $0.8 million, or 14.8%, primarily as a result of lower variable selling expense.

Second quarter operating income was $571,000, down from $2.1 million during the second quarter of 2013. Approximately $0.5 million of the Company’s operating expense during the quarter, as compared to $0.4 million during the second quarter of 2013, consisted of non-cash expenses including depreciation, amortization of acquisition intangibles and stock-based compensation for employee and director stock options. Without the effect of these non-cash expenses, the Company’s Adjusted EBITDA for the quarter ended June 30, 2014 was approximately $1.1 million compared to $2.5 million in the comparable year period. For the six months ended June 30, 2014, the Company’s Adjusted EBITDA was $2.5 million, as compared to $4.4 million during the same period last year. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP results and guidance.

Net Earnings and Per Diluted Share

The Company generated net earnings of $0.3 million and $0.9 million for the three and six months ended June 30, 2014, as compared to $1.3 million and $2.2 million during the three and six months ended June 30, 2013. Net earnings per basic and diluted share for the three and six months ended June 30, 2014 were $0.04 and $0.12, as compared to $0.21 and $0.37 for the three and six months ended June 30, 2013. The decrease in net earnings was driven mostly by  a lower profit contribution from the Canada-based transformer businesses, which can vary widely from quarter-to-quarter based on the timing of long cycle project-based orders, the effect of foreign currency translation and higher than budgeted operating losses stemming from the most recent acquisition. On a per share basis, net earnings were diluted by a public offering of common stock in September 2013. During the three and six months ended June 30, 2014 there were approximately 1.3 million additional weighted average diluted shares outstanding, an increase of 22% compared to the same periods in 2013.

On a non-GAAP basis, the Company reported net earnings of approximately $429,000 in the second quarter of 2014, or $0.06 per diluted share, as compared to $0.24 per diluted share, or $1.4 million for the quarter ended June 30, 2013. For the six months ended June 30, 2014, non-GAAP earnings decreased to $1.1 million, or $0.16 per diluted share, down from $0.42 per diluted share, or $2.5 million for the six months ended June 30, 2013. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP results and guidance.

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Backlog

Order backlog at June 30, 2014 was $32.4 million, up $8.0 million, or 33%, as compared to $24.4 million at December 31, 2013 and $24.4 million at June 30, 2013. Backlog is based on orders expected to be delivered in the future, most of which is expected to occur during the next six months.

2014 Outlook

The Company revised full-year 2014 guidance based on year-to-date trends in the business and the current composition of the order backlog. It excludes the impact of any potential acquisitions, as their timing and investment levels cannot be known with certainty. In 2014, the Company expects:

	Revenue between $88 and $92 million
	Adjusted EBITDA between $7.5 and $8.5 million
	Non-GAAP diluted EPS between $0.60 and $0.66

“Our initial guidance anticipated growth in revenue, EBITDA and EPS during second half of the year, which we still believe will be the case as compared to the second half of 2013,” commented Andrew Minkow, Pioneer’s Chief Financial Officer. “However, the rate of this growth is now expected to be less than in our initial guidance.  Our sizeable recent investments in new businesses, product lines and people are taking longer than expected to deliver targeted profit contributions.  While the solid growth in our backlog and an improving book-to-bill ratio reinforce our confidence that we are on the right strategic path, we are adjusting our full-year guidance primarily for reasons of timing. No major business has been lost and our pipeline of opportunities remains strong, although several projects are taking longer than initially expected to convert into actual purchase orders.  Moreover, our recurring customer base remains intact and with these recent growth investments we are now poised to drive improving performance comparisons during the remainder of 2014.”

“While 2014 will not quite meet our original expectations, these delays position us for an exceptional 2015, with a record backlog, growing bookings, a more comprehensive suite of offerings and increasing demand," added Mr. Mazurek.

Conference Call Information

Pioneer will host a conference call today at 10 a.m. EDT.  The call will be webcast live and accessed at http://public.viavid.com/index.php?id=110048. The call can also be accessed by dialing 1-888-684-1282 or 913-312-1446 (international).  A replay of the call will be available through August 14, 2014 by dialing 1-877-870-5176 or 1-858-384-5517 (international), passcode 9127721.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a manufacturer of specialty electrical transmission and distribution equipment and provides through its subsidiaries a broad range of custom-engineered and general purpose solutions for electrical applications in the utility, industrial and commercial markets. The Company is headquartered in Fort Lee, New Jersey and operates from eight additional locations in the U.S., Canada and Mexico for manufacturing, centralized distribution, engineering, sales and administration. To learn more about Pioneer, please visit our website at www.pioneerpowersolutions.com.

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Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company's ability to expand its business through strategic acquisitions, (ii) the Company's ability to integrate acquisitions and related businesses, (iii) the fact that many of the Company's competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services, which may make it difficult for the Company to attract and retain customers, (iv) the Company's dependence on Hydro-Quebec Utility Company and Siemens Industry, Inc. for a large portion of its business, and the fact that any change in the level of orders from Hydro-Quebec Utility Company or Siemens Industry, Inc. could have a significant impact on the Company's results of operations, (v) the potential loss or departure of key personnel, including Nathan J. Mazurek, the Company's Chairman, President and Chief Executive Officer, (vi) the fact that fluctuations between the U.S. dollar and the Canadian dollar will impact the Company's revenues, (vii) the Company's ability to generate internal growth, (viii) market acceptance of existing and new products, (ix) operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor or overhead cost increases, interest rate risk and commodity risk, (x) restrictive loan covenants or the Company's ability to repay or refinance debt under its credit facilities that could limit the Company's future financing options and liquidity position and may limit the Company's ability to grow its business, (xi) general economic and market conditions in the electrical equipment, power generation, commercial construction, industrial production, oil and gas, marine and infrastructure industries, (xii) the impact of geopolitical activity on the economy, changes in government regulations such as income taxes, climate control initiatives, the timing or strength of an economic recovery in the Company's markets and the Company's ability to access capital markets, (xiii) the fact that unanticipated increases in raw material prices or disruptions in supply could increase production costs and adversely affect the Company's profitability, (xiv) the fact that the Company's Chairman controls a majority of the Company's combined voting power, and may have, or may develop in the future, interests that may diverge from yours and (xv) the fact that future sales of large blocks of the Company's common stock may adversely impact the Company's stock price. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONTACT:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

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PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues	$21,064	$21,995	$41,957	$44,546
Cost of goods sold	16,876	16,415	32,848	33,885
Gross profit	4,188	5,580	9,109	10,661
Operating expenses
Selling, general and administrative	3,509	3,531	7,478	7,052
Foreign exchange (gain) loss	108	(14)	63	47
Total operating expenses	3,617	3,517	7,541	7,099
Operating income	571	2,063	1,568	3,562
Interest expense	129	183	266	368
Other expense	-	74	2	167
Earnings before income taxes	442	1,806	1,300	3,027
Provision for income taxes	140	544	408	852
Net earnings	$302	$1,262	$892	$2,175

Earnings per common share:
Basic	$0.04	$0.21	$0.12	$0.37
Diluted	$0.04	$0.21	$0.12	$0.37

Weighted average common shares outstanding:
Basic	7,172	5,907	7,172	5,907
Diluted	7,237	5,924	7,244	5,922

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PIONEER POWER SOLUTIONS, INC.

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$58	$425
Accounts receivable, net	11,485	9,739
Inventories, net	14,983	12,643
Income taxes receivable	64	65
Deferred income taxes	2,581	1,982
Prepaid expenses and other current assets	1,375	1,291
Total current assets	30,546	26,145
Property, plant and equipment, net	12,020	12,213
Noncurrent deferred income taxes	1,062	1,091
Other assets	1,116	1,129
Intangible assets, net	5,122	5,285
Goodwill	7,994	7,998
Total assets	$57,860	$53,861

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Bank overdrafts	$866	$-
Revolving credit facilities	1,436	795
Accounts payable and accrued liabilities	11,308	8,370
Current maturities of long-term debt	1,971	2,108
Income taxes payable	875	1,072
Total current liabilities	16,456	12,345
Long-term debt, net of current maturities	6,209	7,205
Pension deficit	65	213
Noncurrent deferred income taxes	3,302	3,306
Total liabilities	26,032	23,069
Shareholders’ Equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; none issued	-	-
Common stock, par value $0.001; 30,000,000 shares authorized; 7,172,255 shares issued and outstanding	7	7
Additional paid-in capital	16,254	16,164
Accumulated other comprehensive loss	(1,375)	(1,429)
Retained earnings	16,942	16,050
Total shareholders’ equity	31,828	30,792
Total liabilities and shareholders’ equity	$57,860	$53,861

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PIONEER POWER SOLUTIONS, INC.

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Reconciliation to Non-GAAP Net Earnings and EPS:
Net earnings per share (GAAP measure)	$0.04	$0.21	$0.12	$0.37
Net earnings (GAAP measure)	$302	$1,262	$892	$2,175
Amortization of acquisition intangibles	80	71	159	142
Stock-based compensation expense	63	41	99	108
Non-recurring acquisition and reorganization costs	-	76	2	169
(Gain) loss on sale of assets	-	(2)	-	(2)
Tax effects	(17)	(41)	(29)	(97)
Non-GAAP net earnings	$428	$1,407	$1,123	$2,495
Non-GAAP net earnings per diluted share	$0.06	$0.24	$0.16	$0.42
Weighted average diluted shares outstanding	7,237	5,924	7,244	5,922

Reconciliation to Adjusted EBITDA:
Net earnings (GAAP measure)	$302	$1,262	$892	$2,175
Interest expense	129	183	266	368
Provision for income taxes	140	544	408	852
Depreciation and amortization	421	363	825	722
Non-recurring acquisition and reorganization costs	-	76	2	169
(Gain) loss on sale of assets	-	(2)	-	(2)
EBITDA	992	2,425	2,393	4,283
Adjustments to EBITDA:
Stock-based compensation expense	63	41	99	108
Adjusted EBITDA (Non-GAAP measure)	$1,055	$2,466	$2,492	$4,391

Note: Pioneer has presented non-GAAP measures such as non-GAAP net earnings and Adjusted EBITDA because many of our investors use these non-GAAP measures to monitor the Company's performance. These non-GAAP measures should not be considered an alternative to GAAP measures as an indicator of the Company's operating performance.

Non-GAAP net earnings is defined by the Company as net earnings before amortization of acquisition-related intangibles, stock-based compensation, non-recurring acquisition costs and reorganization expense, impairments, other unusual gains or charges and any tax effects related to these items. The Company defines Adjusted EBITDA as net earnings before interest, income tax expense, depreciation and amortization, non-cash compensation and non-recurring acquisition costs and reorganization expenses and other non-recurring or non-cash items.

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP to GAAP net income is set forth in the table above.

Amounts may not foot due to rounding.

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